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June 2, 2000

Mark K. Kleinman
6922 Flintcove
Dallas, TX  75287

Dear Mark:

Inet Technologies, Inc. is pleased to extend to you an offer for the position of Vice President Legal reporting to William Mina, Sr. Vice President, Administration & Legal Affairs. Our offer to you is as follows:

-   Base salary of $170,000, payable semi-monthly
- Participation in the Management Incentive Bonus Program at 30% of base salary (contingent upon achievement of company and personal objectives)

Effective the first day of employment with Inet, you will be granted an option to purchase 30,000 shares of Inet's Common Stock under Inet's 1998 Stock Incentive Plan. The exercise price of your option will be the closing selling price of Inet's Common Stock on that date. Your option will be exercisable for twenty-five percent (25%) of the option shares, upon your completion of each of the four (4) years of service with Inet, measured from the option grant date. The option grant and associated pricing are subject to Board approval.

- If Inet terminates your employment for any reason other than for cause during the first year of employment, Inet will pay up to one year's salary.
- If your employment is actually or constructively (through a change in work location outside the Dallas metroplex or a material reduction in responsibility or compensation) terminated following a Change in Control (as defined in Inet's 1998 Stock Incentive Plan), you will receive a lump sum payment equal to 12 months salary.
-   Following a Change in Control (as defined in Inet's 1998 Stock Incentive
    Plan), if your options are not otherwise accelerated by the acquirer, you will be allowed two years' accelerated vesting of the unvested option shares.
- For any period of time during which you are unable to perform services for Inet because of any dispute with your prior employer and/or the enforcement of its non-competition/nondisclosure agreements, you will receive no compensation. In the event that any such period extends beyond sixty (60) days, it will constitute immediate grounds for termination for cause, and you will be terminated without any further vesting of stock options.

Inet is a high-growth, profitable enterprise that provides quality, innovative, competitively priced, state-of-the-art telecommunications products and support. Inet focuses on complete customer satisfaction and fosters an environment that encourages employee development. You will find your position to be both challenging and rewarding.

Keep in mind that all information pertaining to compensation is confidential. This offer is contingent upon acceptable results of your background check.
If you have any questions about the offer or the company, please call Glenda Barrett or me.

Please sign the copy of this letter and return it in the enclosed envelope as formal acceptance of the offer within three working days from the date of this letter. We look forward to hearing from you by June 6, 2000. If you need more time to make your decision, please let us know.

Sincerely,



William Mina
Sr. Vice President
Administration & Legal Affairs